EXHIBIT 99.2

                     ASSUMPTIONS TO FINANCIAL PROJECTIONS


     While management has prepared the projections in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such assumptions will be realized. As outlined in
Article XI and Section IX.B of the Disclosure Statement (filed with the U.S. Bankruptcy Court for the Southern District of New York), a variety of risk factors could affect the Company's financial results and must be considered.

     The following summarizes the underlying assumptions behind the projections.

Interest Expense. Interest expense reflects interest imputed on capital leases and the $5.5 billion of new notes issued pursuant to the Plan at an assumed interest rate of 8.0%. These amounts are offset by interest income equal to 1.5% per annum based on projected monthly cash balances.

Restructuring Costs. Restructuring costs of $651 million in 2003 consist of $65 million of professional fees, $418 million of non-cash charges related to contract rejections, $87 million of severance and other payments, $107 million of non-cash charges related to PP&E writedowns associated with lease rejections, less $26 million of interest income prior to emergence. The $2.25 billion charge related to the SEC settlement will be booked retroactively in fiscal 2002. No additional restructuring costs are forecast for 2004 and 2005 due to the Company's assumed emergence from bankruptcy in late 2003.

Income Taxes. For fiscal year 2003, the projections assume an income tax provision for the three-month period following the assumed effective date of the Plan. The projections assume that NOLs are eliminated as of the effective date as a result of the discharge of indebtedness (applied on a consolidated basis for the purposes of these projections). As a result, it is assumed that the reorganized company will not have the benefit of any NOL carryforwards and that income will be taxed at an effective rate of 37.6% for GAAP purposes. The projections also assume that the reorganized company will not recognize a material reduction in the tax basis of the Company's long-term assets as a result of the forgiveness of indebtedness. The increase in deferred tax assets results primarily from book/tax timing differences resulting from the Company's recent asset impairment charges.